UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 15, 2006, the Compensation Committee of the Board of Directors of Powerwave Technologies, Inc. (the “Company”) awarded discretionary cash bonuses to the following executive officers of the Company in recognition of the Company’s performance in fiscal 2005: Ronald Buschur, President and Chief Executive Officer - $100,000; Kevin T. Michaels, Chief Financial Officer - $50,000; and Robert Legendre, Senior Vice President Global Operations - $50,000. These bonuses are in addition to the bonuses paid to the above individuals per the terms of the 2005 cash bonus plan, which plan provides for bonuses payable upon the Company achieving certain quarterly revenue and earnings per share targets.

On March 15, 2006, the Compensation Committee of the Board of Directors of the Company adopted the Powerwave 2006 cash bonus plan for executive officers of the Company. The bonus plan is intended to provide incentives to executive officers of the Company in the form of cash bonus payments for achieving certain performance goals based on annual and quarterly revenue and earnings per share targets. Each executive officer has an annual target bonus amount that is based on a percentage of his or her base salary. The annual target bonus amount for the executives range from 30% to 100% of annual base salary. If the performance criteria are fulfilled for a quarter of fiscal 2006, each executive officer will receive up to 20% of his or her annual target bonus amount. In addition, if the performance criteria are fulfilled for the full fiscal year, each executive officer will receive up to 20% of his or her annual target bonus amount. Payment of the quarterly and full year bonuses is dependent on the Company achieving specific revenue and earnings per share targets for each fiscal quarter of fiscal 2006 or the full fiscal 2006 year, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006	POWERWAVE TECHNOLOGIES, INC

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

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